Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509

FOR IMMEDIATE RELEASE

MONDAY, OCTOBER 26, 2015

First Quarter EPS Increased by 34% to a First Quarter Record $0.71 per Share Diluted

Quarterly Comparison Overview:

–	Net sales increased by 10.1%
–	Sales volume was relatively unchanged
–	Gross profit increased by 8.2%
–	Net income increased by 35.1%

Elgin, IL, October 26, 2015 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced operating results for its first quarter of fiscal 2016. Net income for the first quarter of fiscal 2016 was $8.0 million, or $0.71 per share diluted, compared to $5.9 million, or $0.53 per share diluted, for the first quarter of fiscal 2015.

Net sales increased by 10.1% to $225.8 million in the first quarter of fiscal 2016 from net sales of $205.0 million for the first quarter of fiscal 2015 as a result of higher selling prices for most major nut types due to higher commodity acquisition costs. Sales volume, which is defined as pounds sold to customers, was relatively unchanged in the quarterly comparison. Sales volume declined in the consumer distribution channel mainly due to a 28.7% decline in volume for almond products. The decline in almond sales volume occurred primarily with existing private brand customers and was a contributing factor to a 1.4% decline in Fisher recipe nut sales volume. The decline in almond sales volume was attributable to the overall negative impact on consumer demand from significantly higher retail prices. Sales volume for Fisher snack nuts was down by 2.4%, which was mainly driven by lower peanut sales to an existing customer due to the timing of promotional activity. These sales volume declines were partially offset by new sales of Fisher Nut Exactly snack bites. Combined sales volume for Orchard Valley Harvest and Sunshine Country produce products increased by 2.8% in the quarterly comparison. The sales volume decline in the consumer distribution channel was offset by a sales volume increase in the contract packaging distribution channel, which primarily came from new product launches made by existing customers in that channel. Sales volume was relatively unchanged in the commercial ingredients and export distribution channels.

Gross profit increased by 8.2% to $33.2 million for the first quarter of fiscal 2016 compared to $30.7 million for the first quarter of fiscal 2015. The increase in gross profit was mainly attributable to improved alignment of selling prices and commodity acquisition costs. Gross profit margin, as a percentage of net sales, declined to 14.7% for the first quarter of fiscal 2016 compared to 15.0% for the first quarter of fiscal 2015. The gross profit margin decline was primarily driven by an increase in the manufacturing cost per produced pound, which was due to higher manufacturing spending and reduced shelling production for pecans, walnuts and peanuts in the quarterly comparison. Higher manufacturing spending mainly came from increases in employee related expenses, operating supplies and repair and maintenance expense. The shelling production decline occurred because the shelling of the pecan, walnut and peanut crops were completed earlier in the current first quarter in comparison to the completion of shelling in last year’s first quarter.

Total operating expenses, as a percentage of net sales, declined to 8.6% from 9.1% for the first quarter of fiscal 2016 due to increased net sales. Total operating expenses increased to $19.5 million from $18.7 million in the quarterly comparison. The increase in total operating expenses was primarily attributable to increases in product sampling, advertising and employee related expenses, which were offset in part by a decrease in shipping expense.

Interest expense declined by $0.1 million in the quarterly comparison mainly due to a reduction in long-term debt. Net rental and miscellaneous expense declined by $1.4 million in the quarterly comparison because last year’s first quarter included expenses associated with the repairs to the exterior of the office building located on our Elgin, Illinois campus. This project was completed during the second quarter of fiscal 2015.

The value of total inventories on hand at the end of the first quarter of fiscal 2016 increased by $16.5 million, or 9.6%, when compared to the value of total inventories on hand at the end of the first quarter of fiscal 2015. The increase in total inventory value was attributable primarily to increased acquisition costs for almonds and cashews and higher quantities of peanut, walnut, and work-in-process inventories on hand, which were offset in part by a decrease in the quantity of finished goods inventory on hand. The weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the first quarter of fiscal 2016 was relatively unchanged compared to the weighted average cost per pound at the end of the first quarter of fiscal 2015.

“In respect to net income and diluted earnings per share, operating results for the current first quarter mark the third consecutive quarter where we have reported record earnings,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “Despite significant sales volume challenges for almonds due to high retail prices, we were able to maintain overall sales volume in the quarterly comparison primarily as a result of strong volume performance in our contract packaging distribution channel. To a large extent, the sales volume increase in the contract packaging channel resulted from leveraging our production and innovation capabilities to assist our key contract packaging customers in launching new items, a key component of our Strategic Plan,” stated Mr. Sanfilippo. “Sales volume gains for Fisher Nut Exactly snack bites and Orchard Valley Harvest and Sunshine Country produce products also made meaningful contributions in offsetting the decline in sales volume for almonds,” Mr. Sanfilippo added. “We acquired the assets of Orchard Valley Harvest (“OVH”) in fiscal 2010, and relaunched the brand in fiscal 2012 to be more on trend and better meet the needs of consumers. We reformulated the products for a cleaner ingredient line, updated product packaging and introduced convenient snack consumption options, such as “on-the-go” minis and multipacks. We replaced the original OVH line with the current OVH product line in all but one major retailer. We are now launching the OVH on-the-go packs and transitioning the remainder of the line to our Sunshine Country brand at that major retailer. As a result of this brand replacement, pound volume for OVH produce products declined by 13.7% at retail according to IRI data for the quarterly comparison, which was largely offset by Sunshine Country increases,” Mr. Sanfilippo noted. “Though our sales volume declined for Fisher recipe nuts, Fisher recipe nuts outperformed the recipe nut category at retail with flat pound volume, while pound volume in that category fell by 8.7% according to IRI data for the quarterly comparison. Fisher snack nut pound volume at retail declined by 4.2% compared to a pound volume increase of 0.6% for the entire snack nut category according to IRI data for the quarterly comparison. The Fisher snack nut underperformance in that category was attributable to reduced merchandising activity,” Mr. Sanfilippo stated. “We continue to be excited about our new distribution gains for our Fisher Nut Exactly snack bite products and Orchard Valley Harvest produce products as part of our overall strategy in building our brands,” Mr. Sanfilippo stated. “As we noted above, retail consumers appear to be reacting negatively to high almond prices. For example, according to IRI data for the quarterly comparison, retail price increases for almonds ranged between 15% and 20%, while almond pound volume declined by approximately 11%, 22% and 13% in the snack nut, recipe nut and produce categories, respectively. We anticipate that sales volume declines for almonds will continue for the remainder of fiscal 2016 due to such historically high almond prices. To counter this trend, we will continue to focus on growing our brands and increasing our sales volume with existing key customers,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Tuesday, October 27, 2015, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 888-713-4211 from the U.S. or 617-213-4864 internationally and enter the participant passcode of 81873957. This call is being webcast by NASDAQ OMX and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) the Company’s ability to do business in emerging markets while protecting its intellectual property in such markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xv) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xvi) losses due to significant disruptions at any of our production or processing facilities; (xvii) the inability to implement our Strategic Plan or realize efficiency measures, including controlling medical and personnel costs; (xviii) technology disruptions or failures; (xix) the inability to protect the Company’s intellectual property or avoid intellectual property disputes; (xx) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xxi) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Fisher® Nut Exactly™ and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended
	September 24, 2015	September 25, 2014
Net sales	$225,777	$205,037
Cost of sales	192,572	174,353

Gross profit	33,205	30,684

Operating expenses:
Selling expenses	11,382	11,072
Administrative expenses	8,078	7,599

Total operating expenses	19,460	18,671

Income from operations	13,745	12,013

Other expense:
Interest expense	915	990
Rental and miscellaneous expense, net	522	1,910

Total other expense, net	1,437	2,900

Income before income taxes	12,308	9,113
Income tax expense	4,318	3,198

Net income	$7,990	$5,915

Basic earnings per common share	$0.71	$0.53

Diluted earnings per common share	$0.71	$0.53

Weighted average shares outstanding
— Basic	11,194,554	11,092,130

— Diluted	11,312,378	11,201,609

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 24, 2015	June 25, 2015	September 25, 2014
ASSETS
CURRENT ASSETS:
Cash	$1,613	$1,946	$1,705
Accounts receivable, net	77,758	75,635	62,804
Inventories	187,921	197,997	171,439
Deferred income taxes	4,264	4,264	3,486
Prepaid expenses and other current assets	3,610	4,468	2,500

	275,166	284,310	241,934

PROPERTIES, NET:	134,814	131,033	132,451

OTHER LONG-TERM ASSETS:
Intangibles, net	2,652	3,079	4,704
Deferred income taxes	3,657	3,181	1,136
Other	10,180	10,332	8,713

	16,489	16,592	14,553

TOTAL ASSETS	$426,469	$431,935	$388,938

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$27,972	$61,153	$19,796
Current maturities of long-term debt	3,384	3,376	3,355
Accounts payable	68,272	45,722	59,916
Book overdraft	1,379	1,037	802
Accrued expenses	15,399	22,817	15,891
Income taxes payable	4,260	—	827

	120,666	134,105	100,587

LONG-TERM LIABILITIES:
Long-term debt	31,441	32,290	34,825
Retirement plan	18,056	17,885	14,466
Other	6,393	6,377	5,581

	55,890	56,552	54,872

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	86	86	85
Capital in excess of par value	112,032	111,540	108,899
Retained earnings	143,654	135,664	129,033
Accumulated other comprehensive loss	(4,681)	(4,834)	(3,360)
Treasury stock	(1,204)	(1,204)	(1,204)

TOTAL STOCKHOLDERS’ EQUITY	249,913	241,278	233,479

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$426,469	$431,935	$388,938